Exhibit 99.1

HCP Announces Redemption of All Outstanding Shares of 7.25% Series E Cumulative Redeemable Preferred Stock and 7.10% Series F Cumulative Redeemable Preferred Stock

LONG BEACH, CA — March 22, 2012 (BUSINESS WIRE) — HCP (NYSE:HCP) announced today that it will redeem all 4,000,000 outstanding shares of its 7.25% Series E Cumulative Redeemable Preferred Stock and all 7,820,000 outstanding shares of its 7.10% Series F Cumulative Redeemable Preferred Stock on April 23, 2012 (the “Redemption Date”).  The shares of Series E and Series F Preferred Stock (together, the “Preferred Stock”) will be redeemed at a redemption price of $25.00 per share, representing $295.5 million in aggregate, plus all accrued and unpaid dividends to the Redemption Date.  As previously announced, the dividend on each series of the Preferred Stock will be paid separately on March 30, 2012 to holders of record on March 15, 2012.  From and after the Redemption Date, the only remaining rights of the holders of shares of the Preferred Stock will be to receive payment of the redemption price, plus accrued and unpaid dividends to the Redemption Date.

The Company intends to redeem the Preferred Stock with a portion of the anticipated proceeds from the common stock offering priced yesterday.  Upon completion, the redemption of the Preferred Stock is expected to further improve HCP’s investment-grade credit profile, particularly its fixed charge coverage ratio, going forward.  In connection with the redemption, during the first quarter the Company will incur a one-time, non-cash charge of $10.3 million related to the original issuance costs of the Preferred Stock, and recognize an additional preferred stock dividend accrual of $1.3 million representing the acceleration of the dividend from April 1, 2012 to the Redemption Date.

The Notice of Redemption and related materials will be mailed to holders of record of the Preferred Stock on March 22, 2012.  The Series E Preferred Stock (NYSE:HCPPRE) has a CUSIP number of 40414L307.  The Series F Preferred Stock (NYSE:HCPPRF) has a CUSIP number of 40414L208.  As specified in the Notice of Redemption, payment of the redemption price will be made only upon presentation and surrender of the certificates representing the shares of the Preferred Stock during normal business hours at one of the following locations of the redemption agent, Wells Fargo Bank N.A.  Delivery should be directed to the following contacts:

By Mail:	By Overnight Courier or By Hand:

Wells Fargo Shareowner Services Attn: Corporate Actions Department P.O. Box 64858 St. Paul, MN 55164-0858	Wells Fargo Shareowner Services Attn: Corporate Actions Department 161 North Concord Exchange South St. Paul, MN 55075

Questions relating to the Notice of Redemption and related materials should be directed to Wells Fargo Bank N.A., telephone number (877) 262-8260.

About HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States. The Company’s portfolio of assets is diversified among five distinct sectors: senior housing, post-acute/skilled nursing, life science, medical office and hospitals. A publicly traded company since 1985, HCP: (i) was the first healthcare REIT selected to the S&P 500 index; (ii) has increased its dividend per share for 27 consecutive years; and (iii) is the only REIT included in the S&P 500 Dividend Aristocrats index. For more information regarding HCP, visit the Company’s website at www.hcpi.com.

Forward-looking Statements

The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include general economic conditions and the ability of HCP to complete the preferred stock redemption or the common stock offering announced yesterday. Some of these risks, and other risks, are described from time to time in HCP’s Securities and Exchange Commission filings.

Contact

Timothy M. Schoen
Executive Vice President and Chief Financial Officer
(562) 733-5309